Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

July 29, 2010

XCEL ENERGY

SECOND QUARTER 2010 EARNINGS

•        Ongoing 2010 second quarter earnings per share were $0.29 compared with $0.25 per share in 2009.

•        GAAP (generally accepted accounting principles) 2010 second quarter earnings per share were $0.30 compared with $0.25 per share in 2009.

•        Xcel Energy reaffirms its ongoing 2010 earnings guidance of $1.55 to $1.65 per share.

MINNEAPOLIS — Xcel Energy Inc. (NYSE: XEL) today reported second quarter 2010 GAAP earnings of $140 million, or $0.30 per diluted share, compared with second quarter 2009 GAAP earnings of $117 million, or $0.25 per diluted share.

Ongoing earnings, which exclude adjustments for certain non-recurring items, were $0.29 per share for the 2010 second quarter, compared with $0.25 per share in 2009.  Ongoing earnings for the second quarter of 2010 increased primarily due to higher electric margins as a result of the impact of constructive rate case outcomes in Colorado, the reversal of previously established fuel cost allocation reserves at SPS, favorable weather and increased electric sales.  The higher electric margin was partially offset by expected increases in operating and maintenance expenses.

“I am pleased to report strong financial performance for the second quarter,” said Richard C. Kelly, chairman and chief executive officer.  “In addition, Standard & Poor’s raised Xcel Energy’s corporate credit rating to ‘A-’ and our Comanche Unit 3 generating station became commercially operational.  Our customer satisfaction and reliability goals, as well as our year-to-date financial results remain on track, and as a result, we are reaffirming our 2010 ongoing earnings guidance of $1.55 to $1.65 per share.”

Earnings Adjusted for Certain Non-recurring Items (Ongoing Earnings)

During the first quarter of 2010, Xcel Energy recorded non-recurring tax expense of approximately $17 million, or $0.04 per share, of tax benefits previously recognized in income related to Medicare Part D subsidies due to the Patient Protection and Affordable Care Act enacted in March 2010.  Under GAAP, Xcel Energy was required to reverse these previously recorded tax benefits in the period of enactment of the new legislation.

In addition, during the first quarter of 2010, Xcel Energy recorded a non-recurring tax and interest charge of approximately $10 million, or $0.02 per share, due to an agreement in principle reached with the Internal Revenue Service (IRS) following the completion of a financial reconciliation of Xcel Energy dating back to tax year 1993, related to the P.S.R. Investments, Inc. (PSRI) corporate owned life insurance (COLI) program.

The following table provides a reconciliation of ongoing earnings per share to GAAP earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
Diluted Earnings (Loss) Per Share	2010	2009	2010	2009
Ongoing(a) diluted earnings per share	$0.29	$0.25	$0.71	$0.64
Medicare Part D and PSRI (a)	—	—	(0.06)	(0.01)
Earnings per share from continuing operations	0.29	0.25	0.65	0.63
Earnings per share from discontinued operations	0.01	—	0.01	—
GAAP diluted earnings per share	$0.30	$0.25	$0.66	$0.63

(a)   See Note 8.

At 10 a.m. CST today, Xcel Energy will host a conference call to review financial results.  To participate in the call, please dial in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	(877) 941-8609
International Dial-In:	(480) 629-9818
Conference ID:	4324981

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 12:00 p.m. CST on July 29 through 11:59 p.m. CST on July 30.

Replay Numbers
US Dial-In:	(800) 406-7325
International Dial-In:	(303) 590-3030
Access Code:	4324981#

Except for the historical statements contained in this release, the matters discussed herein, including our 2010 full year earnings per share guidance and assumptions, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or imposed environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 and on Xcel Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

For more information, contact:
Paul Johnson, Managing Director, Investor Relations and Assistant Treasurer	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating revenues
Electric	$2,040,702	$1,733,695	$4,036,294	$3,620,252
Natural gas	249,410	265,884	1,039,560	1,054,560
Other	17,652	16,504	39,372	36,813
Total operating revenues	2,307,764	2,016,083	5,115,226	4,711,625

Operating expenses
Electric fuel and purchased power	986,088	797,101	1,974,566	1,721,849
Cost of natural gas sold and transported	126,963	146,388	708,076	738,153
Cost of sales — other	4,704	3,987	12,396	9,353
Other operating and maintenance expenses	516,640	472,401	997,613	944,295
Conservation and demand side management program expenses	55,551	41,417	113,590	86,636
Depreciation and amortization	211,506	202,348	417,632	411,063
Taxes (other than income taxes)	81,008	73,073	162,384	150,111
Total operating expenses	1,982,460	1,736,715	4,386,257	4,061,460

Operating income	325,304	279,368	728,969	650,165

Other income, net	1,709	3,019	2,684	5,371
Equity earnings of unconsolidated subsidiaries	7,362	3,255	14,763	6,397
Allowance for funds used during construction — equity	12,996	18,720	26,286	36,947

Interest charges and financing costs
Interest charges — includes other financing costs of $5,146 $5,114, $10,157 and $10,152, respectively	141,455	139,297	285,285	281,100
Allowance for funds used during construction — debt	(6,575)	(9,845)	(14,312)	(20,073)
Total interest charges and financing costs	134,880	129,452	270,973	261,027

Income from continuing operations before income taxes	212,491	174,910	501,729	437,853
Income taxes	76,866	57,846	198,764	144,971
Income from continuing operations	135,625	117,064	302,965	292,882
Income (loss) from discontinued operations, net of tax	4,151	43	3,929	(1,708)
Net income	139,776	117,107	306,894	291,174
Dividend requirements on preferred stock	1,060	1,060	2,120	2,120
Earnings available to common shareholders	$138,716	$116,047	$304,774	$289,054

Weighted average common shares outstanding:
Basic	460,041	456,307	459,483	455,753
Diluted	460,432	456,766	460,068	456,362
Earnings per average common share — basic:
Income from continuing operations	$0.29	$0.25	$0.65	$0.63
Income from discontinued operations	0.01	—	0.01	—
Earnings per share	$0.30	$0.25	$0.66	$0.63
Earnings per average common share — diluted:
Income from continuing operations	$0.29	$0.25	$0.65	$0.63
Income from discontinued operations	0.01	—	0.01	—
Earnings per share	$0.30	$0.25	$0.66	$0.63

Cash dividends declared per common share	$0.25	$0.25	$0.50	$0.48

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the diluted earnings per share for Xcel Energy:

	Three Months Ended June 30,		Six Months Ended June 30,
Diluted Earnings (Loss) Per Share	2010	2009	2010	2009
Public Service Company of Colorado (PSCo)	$0.17	$0.13	$0.40	$0.31
NSP-Minnesota	0.09	0.11	0.24	0.27
Southwestern Public Service Company (SPS)	0.05	0.03	0.07	0.06
NSP-Wisconsin	0.01	0.01	0.04	0.06
Equity earnings of unconsolidated subsidiaries	0.01	0.01	0.02	0.01
Regulated utility — continuing operations (b)	0.33	0.29	0.77	0.71
Holding company and other costs	(0.04)	(0.04)	(0.06)	(0.07)
Ongoing(a) diluted earnings per share	0.29	0.25	0.71	0.64
Medicare Part D and PSRI (a)	—	—	(0.06)	(0.01)
Earnings per share from continuing operations	0.29	0.25	0.65	0.63
Earnings per share from discontinued operations	0.01	—	0.01	—
GAAP diluted earnings per share	$0.30	$0.25	$0.66	$0.63

(a)	See Note 8.
(b)	See Note 2.

PSCo — Earnings at PSCo increased by four cents per share for the second quarter and by nine cents per share for the six months ended June 30, 2010.  The increase is primarily due to new electric rates that went into effect in July 2009 and during 2010 and electric sales growth.  The increase was partially offset by higher operating and maintenance (O&M) expenses and depreciation.

NSP-Minnesota — Earnings at NSP-Minnesota decreased by two cents per share for the second quarter and by three cents per share for the six months ended June 30, 2010.  The decrease is largely due to higher O&M, partially offset by electric sales growth.

SPS — Earnings at SPS increased by two cents per share for the second quarter and by one cent per share for the six months ended June 30, 2010.  The increase is due to new electric rates that went into effect in February 2009 and July 2009, the resolution of certain fuel cost allocation issues in the second quarter and electric sales growth, which were partially offset by higher operating costs.

NSP-Wisconsin — Earnings at NSP-Wisconsin were flat for the second quarter and decreased by two cents per share for the six months ended June 30, 2010.  The year-to-date decrease is due to decreased fuel recovery and higher O&M, partially offset by new electric rates, which were effective in January 2010.

Discontinued Operations — Earnings from discontinued operations increased by one cent per share for the second quarter and the six months ended June 30, 2010.  The increase is largely due to the recognition of a tax benefit related to a previously held investment.

The following table summarizes significant components contributing to the changes in the 2010 diluted earnings per share compared with the same periods in 2009, which are discussed in more detail later in the release.

	Three Months	Six Months
Diluted Earnings (Loss) Per Share	Ended June 30,	Ended June 30,
2009 GAAP diluted earnings per share	$0.25	$0.63
PSRI	—	0.01
2009 ongoing(a) diluted earnings per share	0.25	0.64

Components of change — 2010 vs. 2009
Higher electric margins	0.16	0.22
Higher operating and maintenance expenses	(0.06)	(0.07)
Higher conservation and DSM expenses (generally offset in revenues)	(0.02)	(0.04)
Higher depreciation and amortization	(0.01)	(0.01)
Lower AFUDC — equity	(0.01)	(0.02)
Higher taxes (other than income taxes)	(0.01)	(0.02)
Higher natural gas margins	—	0.02
Other, net	(0.01)	(0.01)
2010 ongoing(a) diluted earnings per share	0.29	0.71
Medicare Part D and PSRI (a)	—	(0.06)
2010 earnings per share from continuing operations	0.29	0.65
Earnings per share from discontinued operations	0.01	0.01
2010 GAAP diluted earnings per share	$0.30	$0.66

(a)   See Note 8.

Note 2.  Regulated Utility Results — Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings — The following table summarizes the estimated impact on earnings per share of temperature variations compared with sales under normal weather conditions.

	Three Months Ended June 30,			Six Months Ended June 30,
	2010 vs.	2009 vs.	2010 vs.	2010 vs.	2009 vs.	2010 vs.
	Normal	Normal	2009	Normal	Normal	2009
Retail electric	$0.01	$(0.01)	$0.02	$0.01	$(0.01)	$0.02
Firm natural gas	(0.01)	0.00	(0.01)	(0.01)	(0.01)	0.00
Total	$0.00	$(0.01)	$0.01	$0.00	$(0.02)	$0.02

While there were regional weather variations across our service territory, the earnings per share impact was diminished due to different electric per unit contributions to margins from sales among these territories.

Sales Growth (Decline) — The following table summarizes Xcel Energy’s sales growth (decline) for actual and weather-normalized sales for 2010 as compared with the same periods in 2009.

	Three Months Ended June 30,		Six Months Ended June 30,
	Actual	Normalized	Actual	Normalized
Electric residential	4.1%	1.0%	4.1%	2.1%
Electric commercial and industrial	3.0	2.1	1.8	1.3
Total retail electric sales	3.2	1.8	2.4	1.5
Firm natural gas sales	(5.6)	(1.2)	3.2	0.7

Electric — Electric revenues and fuel and purchased power expenses are largely impacted by the fluctuation in the price of natural gas, coal and uranium used in the generation of electricity, but as a result of fuel recovery mechanisms these price fluctuations have little impact on electric margin.  The following tables detail the electric revenues and margin:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of Dollars)	2010	2009	2010	2009
Electric revenues	$2,041	$1,734	$4,036	$3,620
Electric fuel and purchased power	(986)	(797)	(1,975)	(1,722)
Electric margin	$1,055	$937	$2,061	$1,898

The following table summarizes the components of the changes in electric margin:

	Three Months	Six Months
	Ended June 30,	Ended June 30,
(Millions of Dollars)	2010 vs. 2009	2010 vs. 2009
Retail rate increases (Colorado, Wisconsin, South Dakota and New Mexico)	$70	$124
Conservation and DSM revenue and incentive (partially offset by expenses)	14	28
SPS fuel cost allocation regulatory accruals	11	11
Estimated impact of weather	10	11
Retail sales increase (excluding weather impact)	8	14
Sales mix and demand revenue	7	9
NSP-Minnesota 2009 rate case adjustment for final rates (largely offset in depreciation expense)	(10)	(19)
NSP-Wisconsin fuel recovery	(3)	(7)
Other, net	11	(8)
Total increase in electric margin	$118	$163

During the second quarter of 2010, SPS resolved certain 2008 fuel cost allocations issues allowing for the release of previously established reserves of approximately $11 million.

Natural Gas — The cost of natural gas tends to vary with changing sales requirements and the cost of natural gas purchases.  However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin. The following tables detail natural gas revenues and margin:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of Dollars)	2010	2009	2010	2009
Natural gas revenues	$249	$266	$1,040	$1,055
Cost of natural gas sold and transported	(127)	(146)	(708)	(738)
Natural gas margin	$122	$120	$332	$317

The following table summarizes the components of the changes in natural gas margin:

	Three Months	Six Months
	Ended June 30,	Ended June 30,
(Millions of Dollars)	2010 vs. 2009	2010 vs. 2009
Conservation and DSM revenue and incentive (partially offset by expenses)	$4	$5
Estimated impact of weather	(2)	1
Rate increase (Minnesota interim)	—	3
Other, net	—	6
Total increase in natural gas margin	$2	$15

O&M Expenses — Other O&M expenses increased by approximately $44.2 million, or 9.4 percent, for the second quarter and by $53.3 million, or 5.6 percent for the six months ended June 30, 2010, compared with the same periods in 2009.  The following table summarizes the changes in other O&M expenses:

	Three Months	Six Months
	Ended June 30,	Ended June 30,
(Millions of Dollars)	2010 vs. 2009	2010 vs. 2009
Higher employee benefit costs	$13	$5
Higher labor costs	7	11
Higher nuclear plant operation costs	7	5
Higher plant generation costs	6	17
Nuclear outage costs, net of deferral	5	9
Other, net	6	6
Total increase in other operating and maintenance expenses	$44	53

•                  Higher employee benefit costs are primarily related to performance based incentive compensation as well as pension costs.

•                  Higher labor costs are primarily due to annual wage increases that were effective in March 2010 and July 2009.

•                  Higher plant generation costs are primarily attributable to a higher level of scheduled maintenance and overhaul work.

•                  Higher nuclear outage costs are due to the timing and cost of nuclear refueling outages.

Conservation and DSM Program Expenses — Conservation and DSM program expenses increased by approximately $14.1 million, or 34.1 percent, for the second quarter and by $27.0 million, or 31.1 percent for the six months ended June 30, 2010, compared with the same periods in 2009.  The higher expense is attributable to the expansion of programs and regulatory commitments.  Conservation and DSM program expenses are generally recovered in our major jurisdictions concurrently through riders and base rates.

Depreciation and Amortization — Depreciation and amortization expenses increased by approximately $9.2 million, or 4.5 percent, for the second quarter and by $6.6 million, or 1.6 percent for the six months ended June 30, 2010, compared with the same periods in 2009.  The higher depreciation expense is primarily due to normal system expansion.

Taxes (Other Than Income Taxes) — Taxes (other than income taxes) increased by approximately $7.9 million, or 10.9 percent, for the second quarter and by $12.3 million, or 8.2 percent for the six months ended June 30, 2010, compared with the same periods in 2009.  The increase is primarily due to an increase in property taxes in Colorado and Minnesota.

Equity Earnings of Unconsolidated Subsidiaries — Equity earnings of unconsolidated subsidiaries increased by approximately $4.1 million, for the second quarter and by $8.4 million for the six months ended June 30, 2010, compared with the same periods in 2009.  The increase is primarily related to increased earnings from the equity investment in WYCO Development LLC, which includes a natural gas pipeline and a storage facility that began operating in 2008 and mid 2009, respectively.

Allowance for Funds Used During Construction, Equity and Debt (AFUDC) — AFUDC decreased by approximately $9.0 million for the second quarter and by $16.4 million for the six months ended June 30, 2010, compared with the same periods in 2009.  The decrease was partially due to recovery of Comanche Unit 3 financing costs through base rates and lower AFUDC rates.

Interest Charges — Interest charges increased by approximately $2.2 million, or 1.5 percent, for the second quarter and by $4.2 million, or 1.5 percent for the six months ended June 30, 2010, compared with the same periods in 2009.  The increase is due to higher long-term debt levels to fund investment in our utility operations, partially offset by lower interest rates.

Income Taxes — Income tax expense for continuing operations increased by $19.0 million for the second quarter of 2010, compared with 2009.  The increase in income tax expense was primarily due to an increase in pretax income.  The effective tax rate for continuing operations was 36.2 percent for the second quarter of 2010, compared with 33.1 percent for the same period in 2009.

Income tax expense for continuing operations increased by $53.8 million for the first six months of 2010, compared with the first six months of 2009.  The increase in income tax expense was primarily due to an increase in pretax income, a write-off of tax benefit previously recorded for Medicare Part D subsidies, and an adjustment related to the COLI Tax Court proceedings, partially offset by a reversal of a valuation allowance for certain state tax credit carryovers.  The effective tax rate for continuing operations was 39.6 percent for the first six months of 2010, compared with 33.1 percent for the same period in 2009.

The higher effective tax rate was primarily due to a higher forecasted annual effective tax rate for 2010 as compared to 2009 as well as the following:

	Three Months Ended June 30,		Six Months Ended June 30,
		Effective		Effective
(Millions of Dollars)	Dollars	Tax Rate	Dollars	Tax Rate
Income tax expense	$76.9	36.2%	$198.8	39.6%
Medicare Part D	—	—	(17.0)	(3.4)
PSRI	—	—	(7.7)	(1.5)
Reversal of valuation allowance for certain state tax credit carryovers	—	—	5.3	1.1
Income tax expense (excluding items above)	$76.9	36.2%	$179.4	35.8%

The higher forecasted annual effective tax rate for 2010 as compared to 2009, which is used in the determination of quarterly income tax expense, was primarily due to reduced plant-related deductions, increased state unitary tax expense in 2010, and the elimination of tax benefits for Medicare Part D subsidies as well as research credits in 2010.

Note 3.  PSCo Reaches Agreement to Acquire Assets from Calpine Development Holdings, Inc.

In April 2010, PSCo reached an agreement with Riverside Energy Center LLC and Calpine Development Holdings, Inc. to purchase the Rocky Mountain Energy Center and Blue Spruce Energy Center natural gas generation assets for $739 million.  The acquisition is expected to close in December 2010.

The Rocky Mountain Energy Center is a 621 megawatt (MW) combined cycle natural gas-fired power plant that began commercial operations in 2004.  The Blue Spruce Energy Center is a 310 MW simple cycle natural gas-fired power plant that began commercial operations in 2003.  Both power plants currently provide energy and capacity to PSCo under power purchase agreements, which were set to expire in 2013 and 2014.

The acquisition developed from the PSCo 2007 Resource Plan in which the assets were offered as part of the Colorado Public Utilities Commission (CPUC) competitive bidding process. The offer was the least cost option for thermal resources to be acquired under the plan. Xcel Energy anticipates that the acquisition will be accretive to earnings in 2011, assuming reasonable regulatory recovery and normal access to the capital markets at reasonable terms.

The acquisition is subject to federal and state regulatory approvals including approval of the proposed recovery of costs.  In June 2010, the Federal Trade Commission provided notice of the early termination of the waiting period under Hart-Scott-Rodino.  In July 2010, the Federal Energy Regulatory Commission (FERC) issued an order approving the acquisition.  The parties must obtain approval of the Federal Communications Commission for transfer of radio licenses associated with the plants, which is the remaining federal regulatory approval. The procedural schedule for state regulatory approval by the CPUC is as follows:

•                  Intervenor answer testimony due Aug. 9, 2010;

•                  Rebuttal and cross-answer testimony due Sept. 3, 2010;

•                  Hearings are Sept. 20 through Sept. 22, 2010;

•                  Deliberations due Oct. 18, 2010;

•                  Initial CPUC decision by Oct. 29, 2010; and

•                  Final decision expected on or before Dec. 1, 2010.

Note 4.  Xcel Energy Capital Structure, Financing and Credit Ratings

Following is the capital structure of Xcel Energy at June 30, 2010:

		Percentage
		of Total
(Billions of Dollars)	June 30, 2010	Capitalization
Current portion of long-term debt	$0.6	4%
Short-term debt	0.1	—
Long-term debt	8.4	51
Total debt	9.1	55
Preferred equity	0.1	—
Common equity	7.4	45
Total capitalization	$16.6	100%

Financing Plans — Xcel Energy issues debt and equity securities to refinance retiring maturities, reduce short-term debt, fund construction programs, infuse equity in subsidiaries, fund asset acquisitions and for other general corporate purposes.  In addition to the periodic issuance and repayment of short-term debt, Xcel Energy and its utility subsidiaries’ financing plans are as follows:

•                  In May 2010, Xcel Energy issued $550 million of unsecured debt with a 10-year maturity and a coupon of 4.7 percent.

•                  NSP-Minnesota plans to issue approximately $500 million of first mortgage bonds in the third quarter of 2010.

•                  PSCo plans to issue approximately $400 million of first mortgage bonds in the fourth quarter of 2010.

•                  Xcel Energy plans to issue approximately $400 million of equity in 2010 or 2011.

•                  Xcel Energy also anticipates issuing approximately $75 million of equity through the Dividend Reinvestment Program and various benefit programs in 2010.

Financing plans are subject to change, depending on capital expenditures, internal cash generation, market conditions and other factors.

Credit Facilities — As of July 20, 2010, Xcel Energy and its utility subsidiaries had the following committed credit facilities available to meet its liquidity needs:

(Millions of Dollars)	Facility	Drawn(a)	Available	Cash	Liquidity	Maturity
NSP-Minnesota	$482.2	$121.3	$360.9	$0.2	$361.1	December 2011
PSCo	675.1	4.5	670.6	2.7	673.3	December 2011
SPS	247.9	13.0	234.9	0.1	235.0	December 2011
Xcel Energy — Holding Company	771.6	72.1	699.5	1.3	700.8	December 2011
NSP-Wisconsin(b)	—	—	—	14.1	14.1
Total	$2,176.8	$210.9	$1,965.9	$18.4	$1,984.3

(a) Includes direct borrowings, outstanding commercial paper and letters of credit.

(b) NSP-Wisconsin does not have a separate credit facility; however, it has a short-term borrowing agreement with NSP-Minnesota.

Credit Ratings — Access to reasonably priced capital markets is dependent in part on credit and ratings.  The following ratings reflect the views of Moody’s Investors Service (Moody’s), Standard & Poor’s Rating Services (Standard & Poor’s), and Fitch Ratings (Fitch).  A security rating is not a recommendation to buy, sell or hold securities, and is subject to revision or withdrawal at any time by the rating agency.

In June 2010, Standard & Poor’s raised the corporate credit rating on Xcel Energy, NSP-Minnesota, PSCo and SPS to ‘A-’ from ‘BBB+’.  They also affirmed the ‘A-’ corporate credit rating on NSP-Wisconsin.  In July 2010, Fitch affirmed the credit ratings of Xcel Energy and its subsidiaries.

As of July 20, 2010, the following represents the credit ratings assigned to various Xcel Energy companies:

Company	Credit Type	Moody’s	Standard & Poor’s	Fitch
Xcel Energy	Senior Unsecured Debt	Baa1	BBB+	BBB+
Xcel Energy	Commercial Paper	P-2	A-2	F2
NSP-Minnesota	Senior Unsecured Debt	A3	A-	A
NSP-Minnesota	Senior Secured Debt	A1	A	A+
NSP-Minnesota	Commercial Paper	P-2	A-2	F1
NSP-Wisconsin	Senior Unsecured Debt	A3	A-	A
NSP-Wisconsin	Senior Secured Debt	A1	A	A+
PSCo	Senior Unsecured Debt	Baa1	A-	A-
PSCo	Senior Secured Debt	A2	A	A
PSCo	Commercial Paper	P-2	A-2	F2
SPS	Senior Unsecured Debt	Baa1	A-	BBB+
SPS	Commercial Paper	P-2	A-2	F2

Moody’s highest credit rating for debt is Aaa and lowest investment grade rating is Baa3.  Both Standard & Poor’s and Fitch’s highest credit rating for debt are AAA and lowest investment grade rating is BBB-.  Moody’s prime ratings for commercial paper range from P-1 to P-3.  Standard & Poor’s ratings for commercial paper range from A-1 to A-3.  Fitch’s ratings for commercial paper range from F1 to F3.  A security rating is not a recommendation to buy, sell or hold securities.  Such rating may be subject to revision or withdrawal at any time by the credit rating agency and each rating should be evaluated independently of any other rating.

Note 5.  Rates and Regulation

NSP-Minnesota Gas Rate Case — In November 2009, NSP-Minnesota filed a request with the MPUC to increase Minnesota natural gas rates by $16.2 million for 2010, based on a return on equity (ROE) of 11 percent, a equity ratio of 52.46 percent and a rate base of $441 million.  The overall request seeks an additional $3.45 million, effective Jan. 1, 2011, for recovery of pension funding costs necessary to comply with federal law.  In December 2009, the MPUC approved an interim rate increase of $11.1 million, subject to refund.  Interim rates went into effect on Jan. 11, 2010.

On May 3, 2010, the Office of Energy Security (OES) filed direct testimony recommending a rate increase of $1.8 million based on a 9.67 percent ROE.  The Minnesota Office of Attorney General (OAG) made several adjustments.  In addition to ROE, both parties focused on adjustments to bad debt expense, distribution O&M, cost of debt and pension expense.

Evidentiary hearings were held in June 2010.  By the end of the hearings, NSP-Minnesota made several adjustments to reflect more recent information, accepted the OES position on distribution O&M, and is currently seeking an increase of $10.0 million based on a 10.6 percent ROE.

The OES revised its case and is now recommending an increase of approximately $7.5 million based on a 10.09 percent ROE.  NSP-Minnesota and OAG agreed on treatment of pension issues, for future rate proceedings, and NSP-Minnesota is no longer seeking a 2011 step-in of pension expense.  The OAG continues to recommend further adjustments in bad debt expense, distribution O&M and the cost of debt.

The remaining procedural schedule is listed as follows:

•                  Reply briefs and proposed findings due Aug. 19, 2010;

•                  Administrative law judge (ALJ) report due Oct. 1, 2010; and

•                  A decision from the MPUC in this proceeding is expected in the fourth quarter of 2010.

PSCo - Wholesale Rate Case — In 2009, PSCo filed a request with the FERC to increase electric rates to its firm wholesale customers by $30.7 million based on a 12.5 percent ROE, a 58 percent equity ratio and a rate base of $315 million.

In June and July 2010, PSCo filed blackbox settlements with all of its wholesale customers except for Intermountain Rural Electric Association at the FERC.  Under the terms of that settlement, PSCo would increase rates on an annual basis by $17.0 million for these customers, effective July 7, 2010.  In addition, on Jan. 1, 2011, an additional step rate increase of $1.0 million will be implemented for property taxes associated with Comanche Unit 3.  The terms of the settlement provide for lower depreciation expense than requested and for certain capacity costs to be recovered through the fuel clause until those contracts expire.  A decision by the FERC on the settlements is expected by the end of 2010.

SPS - Texas Retail Base Rate Case — On May 17, 2010, SPS filed an electric rate case in Texas seeking an annual base rate increase of approximately $62 million.  On a net basis, the request seeks to increase customer bills by approximately $53.5 million, or 7 percent. The rate filing is based on a 2009 test year adjusted for known and measurable changes, a requested ROE of 11.35 percent, an electric rate base of $1.031 billion and an equity ratio of 51.0 percent.  The following table summarizes the request:

(Millions of Dollars)	Request
Proposed base rate increase	$62.0
Franchise fee cost recovery	8.7
Nitrogen oxide emission allowances	0.8
Purchased capacity recovery factor	(13.4)
Transmission cost recovery factor	(4.6)
Adjusted rate increase	$53.5

The filing with the PUCT also includes a request to reconcile SPS’ fuel and purchased power costs for calendar years 2008 and 2009.  As of Dec. 31, 2009, SPS had a fuel cost under-recovery of approximately $3.3 million.

SPS expects new rates to go into effect early in 2011, although fully litigated cases would typically take longer for rates to be implemented.  The procedural schedule is as follows:

•                  Intervenor testimony due Sept. 16, 2010;

•                  Staff testimony due Sept. 23, 2010;

•                  SPS rebuttal testimony due Oct. 7, 2010; and

•                  Hearings are Oct. 19 through Nov. 5, 2010.

Note 6.  Subsequent Event — Settlement with Provident Life & Accident Insurance Company

In July 2010, Xcel Energy, PSCo and PSRI (Xcel Energy) entered into a full and final settlement agreement with Provident Life & Accident Insurance Company (Provident) related to all claims asserted by Xcel Energy against Provident in a lawsuit associated with Xcel Energy’s discontinued COLI program.  Under the terms of the settlement, Xcel Energy was paid $25 million by Provident and Reassure America Life Insurance Company.  Xcel Energy will record this settlement of $25 million, or approximately $0.05 of nonrecurring earnings per share, in the third quarter of 2010.  Xcel Energy does not consider this settlement to be part of ongoing earnings as it is not expected to recur in the future.

Note 7.  Xcel Energy Ongoing Earnings Guidance

Xcel Energy’s 2010 ongoing earnings guidance is $1.55 to $1.65 per share.  Key assumptions related to ongoing earnings are detailed below:

•                  Normal weather patterns are experienced for the rest of the year.

•                  Weather-adjusted retail electric utility sales grow approximately 1 percent.

•                  Weather-adjusted retail firm natural gas sales increase approximately 0 percent to 1 percent.

•                  Reflects increased revenue due to the full year impact of 2009 electric rate cases in Colorado, Texas and New Mexico, along with the 2010 electric rate increases in Colorado.

•                  Constructive outcomes in the Minnesota natural gas rate case and PSCo wholesale electric rate case.

•                  Increased rider revenue recovery of approximately $30 million.

•                  O&M expenses are projected to increase $115 million to $135 million, or 6 percent to 7 percent.

•                  Depreciation expense is projected to increase $35 million to $45 million.

•                  Interest expense is projected to increase approximately $20 million to $30 million.

•                  AFUDC — equity is projected to decrease $15 million to $20 million.

•                  The effective tax rate is approximately 35 percent to 37 percent.

•                  Average common stock and equivalents total approximately 460 million shares.

Note 8.  Non-GAAP Reconciliation

Ongoing earnings exclude the impact of IRS tax and interest adjustments related to the COLI program, the write-off of previously recognized tax benefits relating to Medicare Part D subsidies due to the recently enacted Patient Protection and Affordable Care Act and a settlement related to the previously discontinued COLI program.

Impact of the Patient Protection and Affordable Care Act — Medicare Part D

In March 2010, the Patient Protection and Affordable Care Act was signed into law.  The law includes provisions to generate tax revenue to help offset the cost of the new legislation.  One of these provisions reduces the deductibility of retiree health care costs to the extent of federal subsidies received by plan sponsors that provide retiree prescription drug benefits equivalent to Medicare Part D coverage, beginning in 2013.  Based on this provision, Xcel Energy is subject to additional taxes and is required to reverse previously recorded tax benefits in the period of enactment.  Xcel Energy expensed approximately $17 million, or $0.04 per share, of previously recognized tax benefits relating to Medicare Part D subsidies during the first quarter of 2010.  Xcel Energy does not expect the $17 million of additional tax expense to recur in future periods.

PSRI

During 2007, Xcel Energy reached a settlement with the IRS related to a dispute associated with its COLI program.  These COLI policies were owned and managed by PSRI, a wholly owned subsidiary of PSCo.  As a follow on to the 2007 IRS COLI settlement, as part of the Tax Court proceedings, during the first quarter of 2010, Xcel Energy and the IRS reached an agreement in principle after a comprehensive financial reconciliation of Xcel Energy’s statements of account, dating back to tax year 1993.  Upon completion of this review, PSRI recorded a net non-recurring tax and interest charge of approximately $10 million (including $7.7 million tax expense and $2.3 million interest expense, net of tax), or $0.02 per share during the first quarter.

Xcel Energy’s management believes that ongoing earnings provide a meaningful comparison of earnings results and is representative of Xcel Energy’s fundamental core earnings power.  Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the Board of Directors, in determining whether performance targets are met for performance-based compensation, and when communicating its earnings outlook to analysts and investors.

The following table provides a reconciliation of ongoing earnings to GAAP earnings:

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of Dollars)	2010	2009	2010	2009
Ongoing(a) earnings	$136,305	$117,751	$331,833	$294,839
Medicare Part D	—	—	(16,948)	—
PSRI	(680)	(687)	(11,920)	(1,957)
Total continuing operations	135,625	117,064	302,965	292,882
Income (loss) from discontinued operations	4,151	43	3,929	(1,708)
GAAP earnings	$139,776	$117,107	$306,894	$291,174

XCEL ENERGY INC. AND SUBSIDIARIES

EARNINGS RELEASE SUMMARY (UNAUDITED)

(amounts in thousands, except earnings per share)

	Three Months Ended June 30,
	2010	2009
Operating revenues:
Electric and natural gas revenues	$2,290,112	$1,999,579
Other	17,652	16,504
Total operating revenues	2,307,764	2,016,083

Income from continuing operations	135,625	117,064
Earnings from discontinued operations	4,151	43
Net income	139,776	117,107

Earnings available to common shareholders	138,716	116,047
Weighted average diluted common shares outstanding	460,432	456,766

Components of Earnings per Share — Diluted
Regulated utility — continuing operations	0.33	0.29
Holding company and other costs	(0.04)	(0.04)
Ongoing(a) diluted earnings per share	0.29	0.25
Medicare Part D and PSRI (a)	—	—
Earnings per share from continuing operations	0.29	0.25
Earnings per share from discontinued operations	0.01	—
GAAP diluted earnings per share	$0.30	$0.25

	Six Months Ended June 30,
	2010	2009
Operating revenues:
Electric and natural gas revenues	$5,075,854	$4,674,812
Other	39,372	36,813
Total operating revenues	5,115,226	4,711,625

Income from continuing operations	302,965	292,882
Earnings from discontinued operations	3,929	(1,708)
Net income	306,894	291,174

Earnings available to common shareholders	304,774	289,054
Weighted average diluted common shares outstanding	460,068	456,362

Components of Earnings per Share — Diluted
Regulated utility — continuing operations	0.77	0.71
Holding company and other costs	(0.06)	(0.07)
Ongoing(a) diluted earnings per share	0.71	0.64
Medicare Part D and PSRI (a)	(0.06)	(0.01)
Earnings per share from continuing operations	0.65	0.63
Earnings per share from discontinued operations	0.01	—
GAAP diluted earnings per share	$0.66	$0.63

Book value per share	$16.08	$15.52

(a)   See Note 8.